Exhibit 10.36

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of July 23, 2001 (“Effective Date”) by and between Proflowers.com (“Proflowers”) and Kevin Hall (“Executive”).

NOW, THEREFORE, the parties agree as follows:

1. Employment. Proflowers hereby engages Executive or affirms employment of Executive if currently employed, and Executive hereby accepts or agrees to continue employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is engaged in the position of Chief Information Officer (CIO), reporting to the CEO of Proflowers and shall have the duties and responsibilities assigned upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Proflowers reserves the right to modify Executive’s position and duties at any time, in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend his best efforts on behalf of Proflowers, and will abide by all policies and decisions made by Proflowers, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Proflowers at all times. Executive shall devote Executive’s full business time and efforts to the performance of his assigned duties, unless Executive notifies Proflowers in advance of his intent to engage in other paid work and receives Proflowers’ express written consent to do so.

3. Compensation.

3.1 Base Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, Proflowers shall pay to Executive an initial Base Salary of $200,000 per year payable in accordance with the normal payroll practices of Proflowers, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason whatsoever, Executive will be entitled to receive the Base Salary then in effect prorated to the date of termination.

3.2 Stock Options. Subject to the approval of the Board of Directors, Executive shall receive an option to purchase 200,000 shares of common stock of Proflowers in accordance with the Proflowers 1999 Stock Option/Stock Issuance Plan. The option shall be subject to such terms and conditions as are set forth in the Notice of Grant of Stock Option and Stock Option Agreement pursuant to which the option is granted to Executive.

3.3 Variable Compensation. Executive will be eligible to participate in Proflowers’ annual Corporate Bonus Plan in accordance with the provisions established by Proflowers in its sole and absolute discretion. Bonus target amounts are generally determined as a percentage of Base Salary. The target percentage for this position is twenty-five (25%) of Base Salary. Executive must be employed by Proflowers on the last day of any applicable fiscal year in order to be eligible to receive a bonus.

3.4 Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to employees of Proflowers. Proflowers reserves the right to change or terminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

3.5 Relocation Expenses. Proflowers agrees to pay Executive’s relocation expenses associated with relocation to San Diego, California. Proflowers will pay the following costs associated with relocation. In addition, Proflowers will pay any associated tax effects from the first five (5) items listed below.

•	Costs associated with the actual move of household and personal effects up to $15,000. Any amount in excess of $15,000 must be pre-approved by the VP, Human Resources.

•	Proflowers will pay for Executive’s spouse to make two trips from current residence to San Diego. If costs to exceed $1000 per airline ticket, it must be approved by the VP, Human Resources.

•	Reasonable and necessary temporary housing/rental expenses will be paid for a period of three months. Proflowers will assist in finding a suitable place through their outsource supplier. Any additional months (up to 3 months) must be pre-approved by the CEO of Proflowers;

•	Proflowers will pay up to 5% of the cost of selling Executive’s home in New Hampshire for Real Estate Commission costs;

•	Proflowers will pay purchasing loan points up to 2% of value of loan for the purchase of a home in San Diego;

•	In addition, Executive will be paid a $9,000 miscellaneous relocation bonus to be paid out on August 3, 2001. Amount will be grossed up for tax purposes an estimated 28% for Federal taxes and 6% for State.

In the event Executive voluntarily resigns his employment or is terminated for cause by Proflowers within twelve (12) months from the Effective Date of this Agreement, Executive agrees to reimburse Proflowers a pro rata portion of the relocation expenses paid for any full month not served.

3.6 Performance Review. Proflowers will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made in the sole and absolute discretion of Proflowers.

4. At-Will Employment Relationship. Executive’s employment with Proflowers will be “at-will.” This means Executive’s employment is not for any specified period of time and may be terminated by Executive at any time for any reason. Likewise, Proflowers may terminate the employment relationship at any time, with or without cause or advance notice. Notwithstanding the foregoing, Proflowers requests that Executive provide reasonable notice of termination as a professional courtesy to allow Proflowers to transition Executive’s duties and responsibilities to other employees. No representative of Proflowers other than the President has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the President. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will policy.

5. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Proflowers. To obtain reimbursement, expenses must be preapproved by Executive’s immediate superior and expense reports must be submitted promptly with appropriate supporting documentation in accordance with Proflowers’ expense reimbursement policy.

6. Conflict of Interest. Executive agrees not to engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Proflowers and, if Proflowers believes a conflict exists, Proflowers may ask Executive to choose whether to discontinue the other work or resign employment with Proflowers. Further, Executive agrees not to refer any client or potential client to competitors of Proflowers without Proflowers’ written consent during the term of Executive’s employment with Proflowers.

7. Confidentiality and Proprietary Rights. As a condition of employment, Executive agrees to read, sign and abide by Proflowers’ Employee Innovations and Proprietary Rights Assignment Agreement provided with this Agreement and incorporated herein by reference.

8. Termination.

8.1 Termination Without Cause by Proflowers. Proflowers may terminate Executive’s employment without cause pursuant to section 4 of this Agreement. In the event of such termination, Executive will receive the Base Salary then in effect, prorated to the date of termination, and a “Severance Payment” equivalent to six (6) months of Executive’s Base Salary then in effect on the date of termination, payable in accordance with Proflowers’s regular payroll cycle, provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in subsection 10.8 below; (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against Proflowers arising out of or any way related to Executive’s employment or termination of employment with Proflowers; and (c) agrees to act as a consultant for Proflowers, without further compensation, for two (2) months following the termination of the employment relationship, if requested to do so by Proflowers. All other Proflowers obligations to Executive will be automatically terminated and completely extinguished.

8.2 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Proflowers at any time for any reason pursuant to section 4 of this Agreement. In the event of Executive’s resignation, Executive will be entitled to receive only the Base Salary then in effect, prorated to the last day of employment. All other Proflowers obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payment described in subsection 8.1 above.

8.3 Termination for Cause by Proflowers. Proflowers may terminate Executive’s employment for cause pursuant to section 4 of this Agreement. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Proflowers; (b) Executive’s material breach of this Agreement or Proflowers’s Employee Innovations and Proprietary Rights Agreement; (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (e) Executive’s failure to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (f) Executive’s death. In the event Executive’s employment is terminated in accordance with this subsection 8.3, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Proflowers obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in subsection 8.1 above.

9. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Proflowers agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Proflowers and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Proflowers” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Proflowers.

9.1 Consideration. The mutual promise by Proflowers and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

9.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

9.3 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

9.4 Costs of Arbitration. Proflowers shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

10. General Provisions.

10.1 Successors and Assigns. The rights and obligations of Proflowers under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Proflowers. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

10.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

10.3 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Proflowers shall received the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by Proflowers, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

10.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally, (b) by overnight courier upon written verification of receipt, (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission, or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

10.7 Cooperation. Following termination of employment, Executive agrees to fully cooperate with Proflowers in all matters relating to the winding up of pending work on behalf of Proflowers and the orderly transfer of work to other employees of Proflowers. Executive shall also cooperate in the defense of any action brought by any third party against Proflowers that relates in any way to Executive’s acts or omissions while employed by Proflowers.

10.8 Survival. Paragraphs 7 (“Confidentiality and Proprietary Rights”), 9 (“Agreement to Arbitrate”) and 10 (“General Provisions”) of this Agreement shall survive Executive’s employment by Proflowers.

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11. Entire Agreement. This Agreement, including the Employee Innovations and Proprietary Rights Agreement and the 1999 Stock Option/Stock Issuance Plan and related option documents described in Paragraph 3.2 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the President of Proflowers. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Kevin Hall

Dated:	7/23/01	/s/ Kevin S. Hall
1 Indian Pond Lane Amherst, New Hampshire 03031

Proflowers.com

Dated:		By:	/s/ William Strauss
William Strauss, CEO 5005 Wateridge Vista Drive, Suite 200 San Diego, California 92121